Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

HubSpot, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (3)
Equity	2024 Stock Option and Incentive Plan Common Stock, $0.001 par value per share	Other (2)	4,000,000	$557.51	$2,230,040,000	$0.0001476	$329,153.90
Total Offering Amounts					$2,230,040,000		-
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$329,153.90

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

The price of $557.51 per share, which is the average of the high and low sale prices of the common stock of the registrant on the New York Stock Exchange on June 20, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and has been used as these shares are without a fixed price.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.